Exhibit 99.1

AIRTRAN HOLDINGS, INC. ANNOUNCES ACCELERATED VESTING OF STOCK OPTIONS WITH

EXERCISE PRICES IN EXCESS OF CURRENT MARKET PRICE

Air Tran Holdings, Inc. (NYSE-AAI)today announced it has accelerated the vesting of unvested stock options awarded more than one year ago to employees and officers under its stock option plans that had exercise prices greater than the current price of the stock $10.68. The unvested options to purchase approximately 352,000 additional shares became exercisable as a result of the vesting acceleration. Typically stock options granted at AirTran vest equally over a three year period. Of the accelerated options, options on approximately 201,000 shares are held by the Company’s pilots, with the remainder held by the Company’s officers and management employees. No options held by the Company’s Chairman and CEO are covered by this action.

The purpose of the accelerated vesting is to permit AirTran Holdings to not recognize in its income statement compensation expense associated with out-of-the money options in future periods, upon adoption of FASB Statement No. 123R (Share-Based Payment) in January 2006. The charge to the income statement which would otherwise be recorded is estimated to be approximately $1M, net of tax, over the course of the original vesting period, of which approximately $800,000, net of tax, would occur in the first fiscal year following the adoption of FASB 123R.

AirTran Airways, one of America’s largest low-fare airlines with 6,700 friendly, professional Crew Members, operates over 500 daily flights to 49 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways recently added the fuel-efficient Boeing 737-700 aircraft to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft. For reservations or more information, visit http://www.airtran.com (America Online Keyword: AirTran).

Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward- looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2004. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.